Exhibit 99.1
Statement
Boeing Commercial Airplanes P.O.Box 3707 MC 21-70 Seattle, WA 98124-2207 www.boeing.com

Boeing Statement on FAA Joint Review on 787

EVERETT, Wash., Jan. 11, 2013 -- Boeing [NYSE:BA] is confident in the design and performance of the 787. It is a safe and efficient airplane that brings tremendous value to our customers and an improved flying experience to their passengers.
The airplane has logged 50,000 hours of flight and there are more than 150 flights occurring daily. Its in-service performance is on par with the industry's best-ever introduction into service - the Boeing 777. Like the 777, at 15 months of service, we are seeing the 787's fleet wide dispatch reliability well above 90 percent.
More than a year ago, the 787 completed the most robust and rigorous certification process in the history of the FAA. We remain fully confident in the airplane's design and production system.
Regular reviews of program and technical progress are an important part of the validation and oversight process that has created today's safe and efficient air transportation system. While the 787's reliability is on par with the best in class, we have experienced in-service issues in recent months and we are never satisfied while there is room for improvement. For that reason, today we jointly announced with the U.S. Federal Aviation Administration (FAA) the start of a review of the 787's recent issues and critical systems.
We welcome the opportunity to conduct this joint review. Our standard practice calls on us to apply rigorous and ongoing validation of our tools, processes and systems so that we can always be ensured that our products bring the highest levels of safety and reliability to our customers.
Just as we are confident in the airplane, we are equally confident in the regulatory process that has been applied to the 787 since its design inception. With this airplane, the FAA conducted its most robust certification process ever. We expect that this review will complement that effort.
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Contact:
Lori Gunter
787 Communications
+1 206-931-5919
loretta.m.gunter@boeing.com